Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Cyclerion Therapeutics, Inc. for the registration of 499,998 shares of common stock, and to the incorporation by reference therein of our report dated March 4, 2025, with respect to the consolidated financial statements of Cyclerion Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

May 6, 2025